Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-225591, 333-237335) and Form S-8 (Nos. 333-40152, 333-40154, 333-54188, 333-55974, 333-56322, 333-87322, 333-91124, 333-104925, 333-106683, 333-108334, 333-111133, 333-114434, 333-124072, 333-133281, 33-148621, 333-151816, 333-151826, 333-163644, 333-180412, 333-187641, 333-194865, 333-204730, 333-213059, 333-217004, 333-224015, 333-226085, 333-230616, 333-233851 and 333-237333) of our reports dated March 16, 2021, relating to the financial statements of Marvell Technology Group Ltd. and the effectiveness of Marvell Technology Group Ltd.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended January 30, 2021.
/s/ Deloitte & Touche LLP

San Jose, California
March 16, 2021